Exhibit 10.2

NOVATION AND ASSIGNMENT AGREEMENT

This NOVATION AND ASSIGNMENT AGREEMENT dated July 26, 2004 (“Agreement”) is by and among Allstate Life Insurance Company (“Allstate”), American Heritage Life Insurance Company (“AHL” or “Ceding Company”) and Columbia Universal Life Insurance Company (“CUL”).

WHEREAS, AHL, as ceding company, and CUL, as reinsurer, entered into that certain Reinsurance and Administrative Services Agreement which agreement was effective February 1, 1998 (“Reinsurance and Administrative Services Agreement”).

WHEREAS, CUL and Allstate desire to enter into this Agreement pursuant to which Allstate will take the place of and be substituted for CUL under the Reinsurance and Administrative Services Agreement, so as to effect a novation and assignment of the Reinsurance and Administrative Services Agreement to Allstate.

WHEREAS, AHL wishes to consent and agree to such novation and assignment, pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the above stated premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.  Effective June 30, 2004 (“Effective Date”), CUL hereby transfers and assigns all of CUL’s rights, duties, obligations and liabilities under the Reinsurance and Administrative Services Agreement to Allstate.

2.               As of the Effective Date, Allstate hereby accepts such transfer and assignment and shall be bound by all of the terms, covenants, and conditions of the Reinsurance and Administrative Agreement in place of CUL.

3.               AHL hereby:

a)                 consents to CUL’s transfer and assignment of all of CUL’s rights, duties, obligations, and liabilities under the Reinsurance and Administrative Agreement to Allstate, pursuant to the terms of this Agreement; and

b)                as of the Effective Date, irrevocably releases and forever discharges CUL from any and all duties, obligations, and liabilities arising under the Reinsurance and Administrative Agreement, whether known or unknown, at law or in equity, in contract or in tort, reported or unreported, and whether currently existing or arising in the future, including, but not limited to, all claims, debts, demands, causes of action, sums of money, covenants, contracts, controversies, escrow accounts, trust accounts, damages, judgments, costs, expenses, and losses whatsoever (all such duties, obligations, and liabilities collectively referred to as “CUL Pre-Effective Date Liabilities”), it being the intent of the parties that Allstate shall be directly and solely liable for all CUL Pre-Effective Date Liabilities.

c)                 expressly agrees that Allstate may engage any parent company, subsidiary, affiliate or unrelated  third party vendor to perform any part or all of the administrative services described in Article II of the Reinsurance and Administrative Services Agreement.

4.               This Novation and Assignment Agreement is an amendment to and is made a part of the Reinsurance and Administrative Services Agreement.  Except as modified by this Agreement, all other terms, covenants, and conditions of the Reinsurance and Administrative Services Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this NOVATION AND ASSIGNMENT AGREEMENT as of the date first above written.

AMERICAN HERITAGE LIFE INSURANCE COMPANY

By:	/s/ Samuel H. Pilch
Name:	Samuel H. Pilch
Title:	Group Vice President

COLUMBIA UNIVERSAL LIFE INSURANCE COMPANY

By:	/s/James P. Zils
Name:	James P. Zils
Title:	Treasurer

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ Samuel H. Pilch
Name:	Samuel H. Pilch
Title:	Group Vice President and Controller